Exhibit 99.1

DallasNews Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported a  fourth quarter 2023 net loss of $2.2 million, or $(0.41) per share, and an operating loss of $2.5 million, which includes expense of $2.7 million related to the Voluntary Severance Program.  In the fourth quarter of 2022,  the Company reported a net loss of  $2.1 million, or $(0.40) per share, and an operating loss of $1.9 million.

For the fourth quarter of 2023, on a non-GAAP basis, DallasNews reported operating income adjusted for certain items (“adjusted operating income  (loss)”)  of $0.6 million, an improvement of $1.6 million when compared to an adjusted operating loss of $1.0 million reported in the fourth quarter of 2022. The improvement is primarily due to expense savings of $3.1 million in distribution, $1.6 million in employee compensation and benefits, $1.1 million in newsprint and $0.6 million in outside services, partially offset by a total revenue decline of $5.1 million.

For the full year 2023, the Company reported a net loss of $7.1 million, or $(1.33) per share, and an operating loss of $8.1 million. For the full year 2022, the Company reported a net loss of $9.8 million, or $(1.83) per share, and an operating loss of $9.0 million.

For the full year 2023, on a non-GAAP basis, the Company reported an adjusted operating loss of $2.7 million, an improvement of  $2.6 million when compared to an adjusted operating loss of $5.3 million reported for the full year 2022. The improvement is primarily due to expense savings of $7.0 million in distribution, $2.2 million in outside services, $2.2 million in newsprint, $0.8 million in property rental and $0.6 million in employee compensation and benefits, partially offset by a total revenue decline of $11.0 million. The $7.0 million expense savings in distribution and total revenue decline of $11.0 million are primarily the result of the Company’s strategic decision to exit its shared mail program and discontinue print-only editions of its niche publications,  Al Dia and Briefing, at the end of August 2023.

DallasNews Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

March 6, 2024

Grant Moise, Chief Executive Officer, said, “I am pleased with the progress we made in 2023 as we get closer to our objective of creating a sustainably profitable media and marketing company. I am encouraged by our ability to grow membership revenue for the third consecutive year, as a result of our focus on balancing volume and price. In the fourth quarter, we executed a successful voluntary severance offering which was a necessary step to improve our operating margins entering 2024.”

Fourth Quarter Results

Total revenue was $34.0 million in the fourth quarter of 2023,  a decrease of $5.1 million or 13.1 percent when compared to the fourth quarter of 2022.

Revenue from advertising and marketing services, including print and digital revenues, was $12.8 million in the  fourth quarter of 2023,  a decrease of $5.6 million or 30.5 percent when compared to the $18.4 million reported for the fourth quarter of 2022. The decline is primarily due to a $5.3 million or 45.6 percent reduction in print advertising revenue resulting from the Company ending its shared mail program to deliver weekly preprints and inserts.

Circulation revenue was $17.1 million in the fourth quarter of 2023,  an increase of $0.5 million or 3.2 percent when compared to the fourth quarter of 2022.  Digital-only subscription revenue increased $1.2 million or 34.1 percent,  partially offset by a print circulation decline of $0.6 million or 4.8 percent.

Printing, distribution and other revenue was $4.0 million, a slight decrease when compared to the fourth quarter of 2022.

Total consolidated operating expense in the fourth quarter of 2023, on a GAAP basis, was $36.5 million, an improvement of $4.6 million or 11.2 percent when compared to the fourth quarter of 2022. The improvement is primarily due to expense savings of $3.1 million in distribution, $1.1 million in newsprint and $0.6 million in outside services, partially offset by an increase of $0.8 million in employee compensation and benefits expense.

DallasNews Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

March 6, 2024

On a non-GAAP basis, adjusted operating expense was  $33.4 million, an improvement of $6.7 million or 16.7 percent when compared to the fourth quarter of 2022. In addition to the expense savings discussed above, excluding severance, employee compensation and benefits expense improved $1.6 million.

Full Year Results

Total revenue was $139.7 million for the full year 2023, a decrease of $11.0 million or 7.3 percent when compared to the full year 2022.

Revenue from advertising and marketing services, including print and digital revenues, was $59.0 million in 2023, a decrease of $10.6 million or 15.3 percent when compared to the $69.7 million reported for the full year 2022.  Print advertising revenue declined $9.8 million or 21.8 percent, driven by an $8.8 million reduction in preprint advertising revenue primarily resulting from the Company ending its shared mail program. Digital advertising and marketing services revenue declined $0.9 million or 3.5 percent.

Circulation revenue was $65.3 million for the full year 2023,  an increase of $0.2 million when compared to the full year 2022.  Digital-only subscription revenue increased $3.2 million or 24.1 percent, partially offset by a print circulation decline of $3.0 million or 5.8 percent.

Printing, distribution and other revenue decreased $0.5 million, or 3.1 percent, to $15.3 million, primarily due to reductions in revenue from commercial printing and third-party distribution.

DallasNews Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

March 6, 2024

Total consolidated operating expense for the full year 2023, on a GAAP basis, was $147.8 million, an improvement of $11.9 million or 7.4 percent compared to the full year 2022.  The improvement is primarily due to expense savings of $7.0 million in distribution,  $2.2 million in outside services, $2.2 million in newsprint,  $1.2 million in depreciation,  $0.8 million in property rental, partially offset by an increase of $2.3 million in employee compensation and benefits expense. The $7.0 million expense savings in distribution is primarily the result of the Company exiting its shared mail program and discontinuing print-only editions of its niche publications.

On a non-GAAP basis, adjusted operating expense was $142.4 million, an improvement of $13.5 million or 8.7 percent when compared to $155.9 million of adjusted operating expense in the full year 2022. In addition to the expense savings discussed above, excluding severance, employee compensation and benefits expense improved $0.6 million.

As of December 31,  2023,  the Company had 601 employees,  a  headcount decrease of 62 or 9.4 percent when compared to the prior year period, not including Voluntary Severance Program participants departing in 2024.  As of February 29, the Company had 546 employees. Cash and cash equivalents along with short-term investments were $22.5 million and the Company had no debt as of December 31, 2023.

DallasNews Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

March 6, 2024

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating income (loss) and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

March 6, 2024

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Thursday,  March 7, 2024, at 9:00 a.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-291-6362 and enter the following access code when prompted: 4561809.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CST on March 7, 2024 until 11:59 p.m. CDT on March 13, 2024.  The access code for the replay is 8115710.

DallasNews Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

March 6, 2024

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with an excellent journalistic reputation, intense regional focus and close community ties. With offices in Dallas and Tulsa, Medium Giant is a full-service advertising agency dedicated to designing, creating and delivering stories that drive customers to act. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s (the “Company”) business outlook or future economic performance, revenues, expenses, cash balance, investments, business initiatives, working capital, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,”  “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint and distribution prices; program costs; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
In thousands, except share and per share amounts (unaudited)	2023	2022	2023	2022
Net Operating Revenue:
Advertising and marketing services	$12,807	$18,421	$59,038	$69,667
Circulation	17,148	16,615	65,349	65,191
Printing, distribution and other	4,028	4,067	15,309	15,793
Total net operating revenue	33,983	39,103	139,696	150,651
Operating Costs and Expense:
Employee compensation and benefits	18,271	17,454	69,445	67,096
Other production, distribution and operating costs	15,909	19,973	68,008	78,638
Newsprint, ink and other supplies	1,881	2,976	8,793	11,035
Depreciation	402	582	1,520	2,709
Loss on sale/disposal of assets, net	—	58	—	58
Asset impairments	—	—	—	102
Total operating costs and expense	36,463	41,043	147,766	159,638
Operating loss	(2,480)	(1,940)	(8,070)	(8,987)
Other income (loss), net	340	(193)	1,422	(241)
Loss Before Income Taxes	(2,140)	(2,133)	(6,648)	(9,228)
Income tax provision	67	8	464	558
Net Loss	$(2,207)	$(2,141)	$(7,112)	$(9,786)

Per Share Basis
Net loss
Basic	$(0.41)	$(0.40)	$(1.33)	$(1.83)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of December 31,  2023 and 2022, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
In thousands (unaudited)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$11,697	$27,825
Short-term investments	10,781	—
Accounts receivable, net	9,923	14,023
Other current assets	4,532	6,077
Total current assets	36,933	47,925
Property, plant and equipment, net	7,099	7,438
Operating lease right-of-use assets	16,141	14,811
Deferred income taxes, net	271	282
Other assets	1,790	1,809
Total assets	$62,234	$72,265
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,963	$5,041
Accrued compensation and other current liabilities	10,449	8,214
Contract liabilities	9,511	9,504
Total current liabilities	23,923	22,759
Long-term pension liabilities	17,353	19,455
Long-term operating lease liabilities	16,924	16,546
Other liabilities	1,076	1,142
Total liabilities	59,276	59,902
Total shareholders' equity	2,958	12,363
Total liabilities and shareholders’ equity	$62,234	$72,265

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income (Loss)

	Three Months Ended December 31,		Years Ended December 31,
In thousands (unaudited)	2023	2022	2023	2022
Total net operating revenue	$33,983	$39,103	$139,696	$150,651
Total operating costs and expense	36,463	41,043	147,766	159,638
Operating Loss	$(2,480)	$(1,940)	$(8,070)	$(8,987)

Total operating costs and expense	$36,463	$41,043	$147,766	$159,638
Less:
Depreciation	402	582	1,520	2,709
Severance expense	2,673	304	3,834	845
Loss on sale/disposal of assets, net	—	58	—	58
Asset impairments	—	—	—	102
Adjusted Operating Expense	$33,388	$40,099	$142,412	$155,924

Total net operating revenue	$33,983	$39,103	$139,696	$150,651
Adjusted operating expense	33,388	40,099	142,412	155,924
Adjusted Operating Income (Loss)	$595	$(996)	$(2,716)	$(5,273)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.